Exhibit 2.1

                        AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of October 10, 2007, by and between Rocky Mountain Minerals, Inc., a Wyoming corporation ("Old Rocky") and Rocky Mountain Minerals
(DE), Inc., a Delaware corporation ("New Rocky"). Old Rocky and New Rocky are sometimes referred to collectively herein as the "Parties."

                                    RECITALS

         WHEREAS, the authorized capital stock of Old Rocky consists of 300,000,000 shares, consisting of (a) 250,000,000 shares designated as Common Stock, par value $0.001 per share, of which 102,176,139 shares are outstanding ("Old Rocky's Common Stock"), and (b) 50,000,000 shares designated as Preferred Stock ("Old Rocky's Preferred Stock"), par value $0.05 per share, of which 44,000,000 shares are outstanding;

         WHEREAS, the authorized capital stock of New Rocky consists of 150,000,000 shares, consisting of (a) 100,000,000 shares designated as Common Stock, with a par value of $.0001 per share ("New Rocky's Common Stock"), of which 100 shares are outstanding and owned by Old Rocky, and (b) 50,000,000 shares designated as Preferred Stock, with a par value of $.0001 per share, none of which are outstanding as of the Effective Time (as defined below);

         WHEREAS, Old Rocky was originally incorporated under the laws of the State of Wyoming on February 21, 1974; and

         WHEREAS, the respective directors of the Parties deem it advisable and to the advantage of the respective Parties and their stockholders that Old Rocky merge with and into New Rocky upon the terms and conditions herein provided.

         NOW, THEREFORE, the Parties do hereby adopt the following Agreement and Plan of Merger and do hereby agree that Old Rocky shall merge with and into New Rocky on the following terms, conditions and other provisions:

                                    AGREEMENT

1. TERMS AND CONDITIONS

         1.1 Merger. Upon and subject to the terms and conditions of this Agreement, Old Rocky shall be merged with and into New Rocky (the "Merger"), the separate corporate existence of Old Rocky shall cease, and New Rocky shall continue as the surviving corporation (the "Surviving Corporation"), effective upon the date specified in the certificate (articles) of merger (the "Certificate of Merger") to be filed with the Secretary of State of Wyoming and the Secretary of State of Delaware in accordance with, respectively, the Wyoming Business Corporation Act and the Delaware General Corporation Law (the "Effective Time").

         1.2 Closing. Subject to the fulfillment or waiver of all of the conditions contained herein, as soon as practicable following the satisfaction of all the conditions contained herein, and in any event no later than on the date ten (10) business days following the satisfaction of all of the conditions contained herein (the "Closing Date"), the Closing will be held at the offices of Moses & Singer LLP, 405 Lexington Avenue, New York, NY 10174.



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         1.3 Actions at the Closing. At the Closing, the Surviving Corporation
shall file with the Secretary of State of the State of Delaware and the Secretary of State of the State of Wyoming the Certificate of Merger.

         1.4 Succession. At and after the Effective Time, New Rocky shall continue its corporate existence under the laws of the State of Delaware; and the separate existence and corporate organization of Old Rocky, except insofar as it may be continued by operation of law, shall be terminated and ceased.

         1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Merger Agreement and the applicable provisions of the Wyoming Business Corporation Act and the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Old Rocky and New Rocky shall vest in, be transferred to, and be possessed by, the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Old Rocky and New Rocky shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         1.6 Old Rocky's Common Stock, Old Rocky's Preferred Stock and New Rocky's Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, their respective stockholders or any other persons, (a) each share of Old Rocky's Common Stock issued and outstanding immediately prior thereto, excluding the Dissenting Shares (as defined below) and the Treasury Stock (as defined below), shall be cancelled and converted into 0.19500 fully paid and non-assessable shares of New Rocky's Common Stock; (b) each share of Old Rocky's Preferred Stock issued and outstanding immediately prior thereto, excluding the Dissenting Shares and the Treasury Stock, shall be cancelled and converted into 0.36535 fully paid and non-assessable shares of New Rocky's Common Stock and (c) each share of New Rocky's Common Stock issued and outstanding immediately prior thereto shall be canceled, extinguished and returned to the status of authorized but unissued shares.

         1.7 Treasury Stock. Each Share of Old Rocky's Common Stock and Old Rocky's Preferred Stock held in Old Rocky's treasury immediately prior to the Effective Time (the "Treasury Stock") shall be canceled and extinguished without any conversion thereof.



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         1.8      Dissenting Shares.

                  (a) "Dissenting Shares" means those shares of Old Rocky's Common Stock and Old Rocky's Preferred Stock that have not been voted in favor of the adoption and approval of the Merger and the other transactions contemplated hereunder, with respect to which dissenters' rights have been duly exercised and perfected in accordance with Article Thirteen of the Wyoming Business Corporation Act and not effectively withdrawn or forfeited thereafter as provided for in Article Thirteen of the Wyoming Business Corporation Act. Dissenting Shares of a stockholder of Old Rocky shall not be converted into, or represent the right to receive, New Rocky's Common Stock, unless the stockholder shall have forfeited his, her or its dissenters' right under Article Thirteen of the Wyoming Business Corporation Act or properly withdrawn, his, her or its demand for payment thereunder. If such stockholder has so forfeited or withdrawn his, her or its right, or, respectively, demand for payment, in respect of his, her or its shares of Old Rocky's Common Stock or Old Rocky's Preferred Stock, then, as of the occurrence of such forfeiture or withdrawal, such stockholder's Dissenting Shares shall (i) cease to be Dissenting Shares and shall be converted into, and represent the right to receive, New Rocky's Common Stock issuable in respect of such Old Rocky's Common Stock or Old Rocky's Preferred Stock pursuant to Section 1.6, and (ii) be exchangeable solely for the applicable number of New Rocky's Common Stock.

                  (b) Without limiting the generality of Section 3.4, Old Rocky shall give New Rocky, and, after the Effective Time, the Surviving Corporation,
(i) prompt notice of any written demands for payment, withdrawals of such demands, and any other instruments that relate to such demands or other dissenters' rights in connection herewith, received by Old Rocky and (ii) the right and reasonable opportunity to direct all negotiations and proceedings with respect to demands for payment and such dissenters' rights. Old Rocky shall not, except with the prior written consent of New Rocky, and, after the Effective Time, the Surviving Corporation, make any payment with respect to any demands for payment or offer to settle or settle any such demands.

         1.9 Fractional Shares. No certificates or scrip representing fractional shares shall be issued to stockholders of Old Rocky upon the surrender for exchange of Old Rocky's shares or certificates that, immediately prior to the Effective Time, represented Old Rocky's Common Stock or Old Rocky's Preferred Stock ("Old Rocky's Stock Certificates"), and Old Rocky's stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as stockholders of Old Rocky or the Surviving Corporation with respect to any fractional shares that would have otherwise been issued to them on the aggregate of their holding being exchanged in the Merger. In lieu of any fractional shares that would have otherwise been issued, each holder of Old Rocky's stock that would have been entitled to receive a fractional share of New Rocky's Common Stock in the Merger shall, as soon as practicable upon proper surrender of such holder's Old Rocky's Stock Certificates, receive a cash payment equal to the closing price per share of New Rocky's Common Stock on the NASD OTC Bulletin Board (the "OTCBB") on the first business day after the Closing Date on which a trade in New Rocky's Common Stock has been reported by the OTCBB, multiplied by the fraction of New Rocky's Common Share that such stockholder would otherwise have been entitled to receive.

         1.10     Stock Certificates; Exchange Procedure.

                           (a) Promptly after the Effective Time, New Rocky
shall mail to each holder of record of Old Rocky's
Stock Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Rocky's Stock Certificates shall pass, only upon delivery of Old Rocky's Stock Certificates to the Surviving Corporation, and which shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of Old Rocky's Stock Certificates in exchange for certificates of New Rocky's Common Stock ("New Rocky's Stock Certificates"). Upon surrender, for cancellation, to the Surviving Corporation or to such other agent or agents as may be appointed by the Surviving Corporation, of Old Rocky's Stock Certificate (duly endorsed in blank (or accompanied by duly executed stock powers) and, if necessary, spousal consents by each spouse, if any, of the holder of Old Rocky's Stock Certificate, duly executed by such spouses), together with such Letter of Transmittal duly executed, the holder of such Old Rocky's Stock Certificate shall be entitled to receive in exchange therefor New Rocky's Stock Certificates evidencing that New Rocky's Common Stock to which such former holder of Old Rocky's stock is entitled pursuant hereunder. Old Rocky's Stock Certificates so surrendered shall forthwith be canceled.



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                           (b) From the Effective Time, until surrendered as
contemplated herein, each Old Rocky's Stock Certificate shall be deemed for all corporate purposes to evidence ownership of, and to represent the shares of, New Rocky's Common Stock into which such shares of Old Rocky's stock represented by such Old Rocky's Stock Certificate have been converted as herein provided, and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding Old Rocky's Stock Certificate shall, until such Old Rocky's Stock Certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Surviving Corporation evidenced by such outstanding certificate, as provided in the foregoing.

                           (c) At the Effective Time, the stock transfer books
of Old Rocky shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Old Rocky of the shares of Old Rocky's Common Stock and Old Rocky's Preferred Stock which were outstanding prior to the Effective Time. If, after the Effective Time, Old Rocky's Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for New Rocky's Stock Certificates in accordance with Section 1.10(a) or, in the case of Dissenting Shares, Article Thirteen of the Wyoming Business Corporation Act; provided that the presenting holder of Old Rocky's Stock Certificate is listed on Old Rocky's shareholder list as a holder of Old Rocky's stock. Notwithstanding anything in this Agreement, no New Rocky's Stock Certificates shall be released or distributed to any holder of Old Rocky's Stock Certificates until the Surviving Corporation has received written confirmation of the effectiveness of the Merger under the applicable law from both the Secretary of State of the State of Delaware and the Secretary of State of the State of Wyoming.

                           (d) In the event that any Old Rocky's Stock
Certificate evidencing Old Rocky's stock shall have been alleged to have been lost, stolen or destroyed, the Surviving Corporation shall exchange New Rocky's Stock Certificates for such lost, stolen or destroyed Old Rocky's Stock Certificates, as may be required pursuant to Section 1.10(a) above; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Old Rocky's Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, Old Rocky or New Rocky with respect to Old Rocky's Stock Certificates alleged to have been lost, stolen or destroyed.



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                           (e) Notwithstanding anything to the contrary in this
Section 1.10, none of the Surviving Corporation or the Parties shall be liable to a holder of Old Rocky's stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of New Rocky in effect at the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Corporation without change or amendment, except that the Certificate of Incorporation of New Rocky shall be amended by virtue of the Merger to change the Surviving Corporation's name to "Rocky Mountain Minerals, Inc.," until thereafter amended in accordance with the provisions thereof and applicable laws.

         2.2 Directors. The directors of New Rocky immediately preceding the Effective Time shall become the directors of the Surviving Corporation at and after the Effective Time, to serve until the expiration of their terms and until their successors are elected and qualified.

         2.3 Officers. The officers of New Rocky immediately preceding the Effective Time shall become the officers of the Surviving Corporation at and after the Effective Time, to serve at the pleasure of its Board of Directors.

3.       MISCELLANEOUS

         3.1 Amendment. The Parties may amend any provision of this Agreement at any time prior to the Effective Time, by mutual consent; provided, however, that all amendments effected subsequent to the approval by the shareholders of Old Rocky shall be made only subject to any restrictions contained in the Wyoming Business Corporation Act and, without limiting the foregoing, all amendments effected subsequent to the approval by the sole shareholder of New Rocky shall be made only subject to any restrictions contained in the Delaware General Corporation Law.

         3.2 Conditions to Merger. The obligation of the Parties to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Parties in its sole discretion to the extent permitted by law):

                  (a) the Merger shall have been approved by the shareholders of Old Rocky in accordance with applicable provisions of the Wyoming Business Corporation Act; and

                  (b) Old Rocky, as sole stockholder of New Rocky, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and

                  (c) any and all consents, permits, authorizations, approvals, and orders deemed, in the sole discretion of Old Rocky, to be material to consummation of the Merger, including, without limitation, an authorization of New Rocky's Common Stock for quotation on the OTCBB, shall have been obtained.

         3.3 Termination and Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated, and the Merger may be abandoned by mutual consent of the Parties, notwithstanding the approval of this Merger Agreement by the shareholders of either Party. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect, and there shall be no liability on the part of either of the Parties or its respective Board of Directors or shareholders with respect thereto, except that Old Rocky shall pay all expenses incurred in connection with the Merger, in respect of this Merger Agreement and/or relating thereto.


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         3.4 Further Assurances. From time to time, as and when required by the
Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Old Rocky such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Old Rocky, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Old Rocky or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         3.5 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, this Merger Agreement, having first been fully approved by the respective Boards of Directors of Old Rocky and New Rocky, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

          Rocky Mountain Minerals, Inc., a Wyoming corporation


          By: /s/ Mark Muzzin
              _______________
          Name: Mark Muzzin
          Title: President, Chief Executive Officer, Chairman and Director


          Rocky Mountain Minerals (DE), Inc., a Delaware corporation


          By: /s/ Mark Muzzin
              _______________
          Name: Mark Muzzin
          Title: President, Chief Executive Officer, Chairman and Director